Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2016 Financial Results

– Company-owned Comparable Restaurant Sales Increased 1.5% –

– Repurchased 1.2 Million Shares of Common Stock –

WINTER PARK, Fla.—(BUSINESS WIRE)—July 29, 2016—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 26, 2016 and announced a quarterly cash dividend of $0.07 per share to be paid in the third quarter.

Highlights for the second quarter of 2016 compared to the second quarter of 2015 were as follows:

●

The Company reported net income of $6.9 million, or $0.21 per diluted share in the second quarter of 2016 compared to net income of $7.5 million, or $0.22 per diluted share in the second quarter of 2015.

-	Income from continuing operations was $7.0 million, or $0.21 per diluted share, compared to income from continuing operations of $7.7 million, or $0.22 per diluted share.
-

Net income in the second quarter of 2016 included a non-recurring $465 thousand charge related to the accrual of disputed rent charges from 2006 through 2015 for a leased Company restaurant, as well as a $99 thousand gain related to the sale of our recently closed Columbus, OH restaurant.

-

Excluding the disputed rent charges, restaurant closing costs and results from discontinued operations, non-GAAP diluted earnings per common share were $0.22 in the second quarter of 2016 compared to $0.22 in the second quarter of 2015. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

●	The Company repurchased 1.2 million shares of common stock under its current share repurchase program.
●

Two Ruth’s Chris Steak House restaurants opened in the second quarter of 2016. One new Company-owned location opened in Albuquerque, NM and one of our franchisees relocated its Philadelphia, PA restaurant.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “While our results included another quarter of top-line growth and positive comparable store sales, we were disappointed that we were unable to surpass last year’s record second quarter net income. Simply put, we faced slower revenue growth and higher year-over-year labor costs.”

O’Donnell continued, “More generally, we remain committed to our strategic plan of running high quality restaurants with a disciplined development plan. Our Ruth’s 2.0 menu initiative has been rolled out to all domestic restaurants and our operational excellence continues to be the strength behind our brand. Finally, we are very pleased to compliment these organic growth initiatives with a strong balance sheet and smart capital allocation decisions that include repurchasing 1.2 million shares during the quarter. As we look to the back half of the year, we believe that this balanced approach is the best way to create long-term shareholder return.”

Review of Second Quarter 2016 Operating Results

Total revenues in the second quarter of 2016 were $92.7 million, an increase of 1.8% compared to $91.0 million in the second quarter of 2015.

●

Both traffic and sales in the second quarter were negatively impacted by the shift of the Easter holiday into the first quarter of 2016. The Company believes that the shift of the Easter holiday reduced comparable sales by approximately 70 basis points in the quarter.

Company-owned Sales

●	For the second quarter of 2016, Company-owned comparable restaurant sales increased 1.5%, which consisted of an average check increase of 3.7%, offset by a traffic decrease of 2.1%.
●	Average unit weekly sales were $101.1 thousand in the second quarter of 2016, compared to $100.0 thousand in the second quarter of 2015.
●

67 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2016, compared to 66 Ruth’s Chris Steak House restaurants at the end of the second quarter of 2015. Total operating weeks for the second quarter of 2016 increased to 863 from 858 in the second quarter of 2015.

Franchise Income

●

Franchise income in the second quarter of 2016 decreased to $4.0 million compared to $4.1 million in the second quarter of 2015. The decrease in franchise income was due primarily to development fees related to the opening of new restaurants in 2015.

●	80 franchisee-owned restaurants were open at the end of the second quarter of 2016 compared to 79 at the end of the second quarter of 2015.

Operating income in the second quarter of 2016 decreased 8.3% to $10.5 million, compared to $11.4 million in the second quarter of 2015. As a percentage of total revenues, operating margin decreased 120 basis points to 11.3% year-over-year.

●	Food and beverage costs, as a percentage of restaurant sales, decreased 90 basis points in the second quarter of 2016 to 29.6%, primarily driven by a 4.9% decline in total beef costs.
●

Restaurant operating expenses, as a percentage of restaurant sales, increased 180 basis points in the second quarter of 2016 to 48.8%, primarily due to the accrual for the disputed rent costs and increased labor costs.

●	General and administrative expenses, as a percentage of total revenues, decreased 60 basis points in the second quarter of 2016 to 7.6%.
●	Pre-opening costs were $0.7 million in the second quarter of 2016 compared to $0.1 million in the second quarter of 2015 driven by the timing of new restaurant openings.

Share Repurchase Program and Debt

During the second quarter of 2016, the Company repurchased 1.2 million shares of common stock under its current share repurchase program, for approximately $20.0 million or an average price of $16.78 per share.

At the end of the second quarter of 2016, the Company had $30 million in outstanding debt under its senior credit facility.

Quarterly Cash Dividend

Subsequent to the end of the second quarter of 2016, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.07 per share. This dividend will be paid on August 25, 2016 to shareholders of record as of the close of business on August 11, 2016, and represents a 17% increase year-over-year.

Development Update

During the second quarter, the Company opened one new Ruth’s Chris Steak House restaurant in Albuquerque, NM, and expects to open a new restaurant in El Paso, TX during the third quarter of 2016. New Ruth’s Chris Steak House restaurants in Cleveland, OH and Waltham, MA, previously expected to open in the fourth quarter of 2016, are now expected to open during the first half of 2017.

A franchise partner completed the relocation of a restaurant in Philadelphia, PA during the second quarter of 2016. New franchised restaurants are expected to open in Odenton, MD in the fourth quarter and Greenville, SC during the fourth quarter. Franchisees are currently expected to complete the relocation of restaurants in Huntsville, AL in the fourth quarter of 2016, and Mississauga, Canada during the first half of 2017.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is reaffirming its full year 2016 outlook as follows:

●	Food and beverage costs of 29.0% to 31.0% of restaurant sales
●	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $28.5 million to $30.5 million
●	Effective tax rate of 32% to 34%
●	Capital expenditures of $28 million to $30 million
●	Fully diluted shares outstanding of 32.5 million to 33.0 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss second quarter 2016 financial results today at 8:00 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2393. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 7947935. The replay will be available until August 5, 2016. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 145 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements about the Company’s financial outlook and statements that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - Preliminary and Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015

Revenues:
Restaurant sales	$87,244	$85,765	$183,181	$177,836
Franchise income	4,034	4,117	8,535	8,139
Other operating income	1,376	1,167	2,828	2,419
Total revenues	92,654	91,049	194,544	188,394

Costs and expenses:
Food and beverage costs	25,853	26,162	54,299	54,262
Restaurant operating expenses	42,556	40,264	86,477	81,966
Marketing and advertising	2,618	2,448	4,587	4,040
General and administrative costs	7,058	7,445	14,721	13,892
Depreciation and amortization expenses	3,371	3,187	6,472	6,106
Pre-opening costs	737	139	1,092	515
Total costs and expenses	82,193	79,645	167,648	160,781

Operating income	10,461	11,404	26,896	27,613

Other income (expense):
Interest expense, net	(253)	(174)	(466)	(400)
Other	144	16	151	31

Income from continuing operations before income tax expense	10,352	11,246	26,581	27,244
Income tax expense	3,396	3,577	8,742	8,807

Income from continuing operations	6,956	7,669	17,839	18,437
Loss from discontinued operations, net of income taxes	(48)	(153)	(169)	(509)

Net income	$6,908	$7,516	$17,670	$17,928

Basic earnings (loss) per common share:
Continuing operations	$0.22	$0.22	$0.55	$0.53
Discontinued operations	-	-	-	(0.01)
Basic earnings per share	$0.22	$0.22	$0.55	$0.52

Diluted earnings (loss) per common share:
Continuing operations	$0.21	$0.22	$0.54	$0.53
Discontinued operations	-	-	-	(0.01)
Diluted earnings per share	$0.21	$0.22	$0.54	$0.52

Shares used in computing net income (loss) per common share:
Basic	32,138,846	34,343,691	32,382,746	34,280,024
Diluted	32,540,633	34,611,107	32,796,134	34,640,397

Dividends declared per common share	$0.07	$0.06	$0.14	$0.12

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and losses from discontinued operations. We exclude the impact of the loss from discontinued operations and restaurant closing costs because these items are not reflective of the ongoing operations of our business, and we exclude the impact of rent dispute costs because the accrual was taken as a result of a dispute with a landlord related to rent costs in prior years and we do not expect to take similar accruals in the future. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		26 Weeks Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015
GAAP net income	$6,908	$7,516	$17,670	$17,928
GAAP Income tax expense	3,396	3,577	8,742	8,807
GAAP Loss from discontinued operations	48	153	169	509
GAAP Income from continuing operations before income tax expense	10,352	11,246	26,581	27,244

Adjustments:
Restaurant closing costs	(99)	-	148	-
Accrual of prior years' rent dispute costs	465	-	465	-

Adjusted net income from continuing operations before income taxes	10,719	11,246	27,194	27,244

Adjusted income tax expense	3,539	3,577	8,982	8,807

Non-GAAP net income	$7,179	$7,669	$18,212	$18,437

GAAP diluted earnings per common share	0.21	0.22	0.54	0.52

Non-GAAP diluted earnings per common share	0.22	0.22	0.56	0.53

Weighted-average number of common shares outstanding - diluted	32,540,633	34,611,107	32,796,134	34,640,397